EXHIBIT (d)(17)

                                     FORM OF
                               EXCHANGE AGREEMENT


         This Exchange Agreement (this "Agreement") is entered into, effective as of November 19, 2003, between Hecla Mining Company ("Hecla") and Langley Partners L.P. ("Holder"). Hecla and Holder hereby agree as follows:

         1. Exchange. Hecla will issue to Holder 1,073,880 shares (the "Shares") of Hecla common stock, par value $0.25 per share (the "Common Stock") in exchange for 141,300 shares of Hecla Series B Cumulative Convertible Preferred Stock ("Preferred Stock") held by Holder (the "Exchange").

         2. Legality of Issuance. Hecla hereby represents that the Shares are being issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 3(a)(9) thereof and will be, when issued in accordance with this Agreement, duly issued, fully-paid, non-assessable and freely transferable shares of Common Stock, subject to listing on the New York Stock Exchange. Hecla will use its best reasonable commercial efforts to affect the listing of the Shares with the New York Stock Exchange. Holder hereby acknowledges that the Shares are being issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 3(a)(9) thereof.

         3. No Commission; Unsolicited Transaction. Hecla confirms that it paid no commission or other remuneration to any person in connection with the solicitation or effectuation of the Exchange. Holder confirms that Hecla did not solicit the Exchange.

         4. Delivery of Preferred Stock. Holder agrees to promptly, after execution of this Agreement deliver the above referenced Preferred Stock to American Stock Transfer and Trust Company via the DWAC system (transfer agent #29-41) for cancellation. Holder represents that it owns the Preferred Stock clear of any lien, encumbrance, or pledge of any kind and that the Exchange shall transfer all title thereto to Hecla. Holder represents that it is an accredited investor.

                  The address and contact information for American Stock Transfer and Trust Company is as follows:

                         American Stock Transfer and Trust Company
                         59 Maiden Lane
                         New York, New York 10038
                         Contact:  Paula Caroppoli
                         (718) 921-8275

         5. Issuance of Shares. Hecla agrees that it will promptly, after confirmation by American Stock Transfer and Trust Company of the receipt of the Preferred Stock, instruct Hecla's transfer agent for the common stock ("American Stock Transfer and Trust") to electronically transfer the Shares via the DWAC system to DTC for Holder's account as identified below:

                         Langley Partners
                         Salomon Smith Barney Inc.
                         390 Greenwich Street
                         5th Floor - Prime Broker Department
                         New York, NY  10013
                         Contact:  Lou Gammarato
                         (212) 723-4900

                         Holder DTC Number:  418
                         Account Number:  522-40818

         Furthermore, Hecla agrees that the Shares issued to Holder in exchange for the Preferred Stock will be deposited in Holder's accounts within three business days after Hecla receives confirmation from American Stock Transfer and Trust of the receipt of the Preferred Stock.


         6. Payment of Dividends: Hecla and Holder agree that the issuance of the Shares in the Exchange constitutes satisfaction in full on any and all amounts (including principal, dividends, and any other fees) owed by Hecla to Holder under the Preferred Stock.

         7. Completion of Transaction: The completion of the Exchange is contingent upon Hecla listing the Shares with the New York Stock Exchange. If the Shares are not listed by the end of the business day, 5 pm EST, on Monday, November 24, 2003, the Holder has the right, by providing written notice to Hecla, to either terminate the Exchange or to grant Hecla additional time to complete the listing requirement for the Shares with the New York Stock Exchange.

         8. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.


HECLA MINING COMPANY


By:      /s/ Lewis E. Walde
   --------------------------------------

Title:  Vice President and CFO

Date:  November 20, 2003


HOLDER:  LANGLEY PARTNERS, L.P.



By:      /s/ Jeffrey Thorp
   --------------------------------------
         JEFFREY THORP

MANAGING MEMBER OF
LANGLEY CAPITAL, LLC ITS GENERAL PARTNER

WEDNESDAY, NOVEMBER 20, 2003